SALEM COMMUNICATIONS ANNOUNCES INCREASE IN FIRST QUARTER 2013 TOTAL REVENUE OF 2.5% TO $55.6 MILLION

CAMARILLO, CA May 7, 2013 – Salem Communications Corporation (Nasdaq: SALM), released its results for the three months ended March 31, 2013.

First Quarter 2013 Highlights

•

Successfully refinanced entire capital structure resulting in significant interest savings

•

Increased quarterly dividend by 43% to $0.05 per quarter

•

Internet revenue increased 30.7%

•

Internet revenue represents 17.5% of first quarter total revenue

First Quarter 2013 Results

For the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012:

Consolidated

•

Total revenue increased 2.5% to $55.6 million from $54.3 million;

•

Operating expenses increased 5.8% to $49.0 million from $46.4 million;

•

Operating expenses excluding gain or loss on disposal of assets and stock-based compensation increased 4.4% to $48.2 million from $46.2 million;

•

Operating income decreased 17.0% to $6.6 million from $7.9 million;

•

The company had a net loss of $18.6 million, or $0.75 net loss per share, compared to a net income of $0.8 million, or $0.03 net income per diluted share in the prior year;

•

EBITDA decreased to a loss of $17.3 million from $11.5 million; and

•

Adjusted EBITDA decreased 4.2% to $11.2 million from $11.7 million.

Broadcast

•

Net broadcast revenue decreased 1.6% to $43.2 million from $44.0 million;

•

Station operating income (“SOI”) decreased 7.7% to $13.7 million from $14.8 million;

•

Same station net broadcast revenue decreased 2.4% to $42.9 million from $44.0 million;

•

Same station SOI decreased 7.4% to $13.8 million from $14.9 million; and

•

Same station SOI margin decreased to 32.1% from 33.9%.

Internet

•

Internet revenue increased 30.7% to $9.7 million from $7.4 million; and

•

Internet operating income increased 90.4% to $2.9 million from $1.5 million.

Publishing

•

Publishing revenue decreased 7.9% to $2.7 million from $2.9 million; and

•

Publishing operating loss increased to $0.4 million from $0.1 million in the prior year.

Included in the results for the quarter ended March 31, 2013 are:

•

A $27.7 million loss ($16.6 million, net of tax, or $0.68 per share) on early retirement of long-term debt due to the redemption of $212.6 million of the 9 5/8% senior secured second lien notes due in 2016 and the termination of existing bank debt; and

•

A $0.8 million non-cash compensation charge ($0.5 million, net of tax, or $0.02 per share) related to the expensing of stock options and restricted stock consisting of:

o

$0.5 million non-cash compensation included in corporate expenses;

o

$0.2 million non-cash compensation included in broadcast operating expenses; and

o

$0.1 million non-cash compensation included in Internet operating expenses.

Included in the results for the quarter ended March 31, 2012 are:

•

A $0.2 million gain ($0.1 million, net of tax) on disposal of assets related to the gain from the sale of WBZS-AM, Pawtucket, Rhode Island; and

•

A $0.3 million non-cash compensation charge ($0.2 million, net of tax, or $0.01 per share) related to the expensing of stock options consisting of:

o

$0.2 million non-cash compensation included in corporate expenses; and

o

$0.1 million non-cash compensation included in broadcast operating expenses.

Per share numbers are calculated based on 24,632,431 diluted weighted average shares for the quarter ended March 31, 2013, and 24,753,671 diluted weighted average shares for the quarter ended March 31, 2012.

Balance Sheet

On March 14, 2013, we entered into a new senior secured credit facility, consisting of a term loan of $300.0 million (“Term Loan B”) and a revolving credit facility of $25.0 million (“Revolver”).  We used the proceeds from the Term Loan B and the Revolver to fund the tender offer of our 9 5/8% Senior Secured Second Lien Notes due 2016 (“9 5/8% Notes”), and to retire all other outstanding debt and to pay related fees and expenses.  Upon entry into the Term Loan B and the Revolver, our then existing revolving credit facilities, indebtedness due to First California Bank, and subordinated debt due to related parties were terminated.

Cash Distribution

Salem paid a cash distribution of $0.05 per share on its Class A and Class B common stock on April, 1, 2013 to shareholders of record as of March 25, 2013.  The distribution totaled approximately $1.2 million.

Acquisitions and Divestitures

The following transactions were completed since January 1, 2013:

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On February 15, 2013, we completed the acquisition of WTOH-AM (formerly WJKR-FM), Columbus, Ohio for $4.0 million; and

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On February 5, 2013, we completed the acquisition of WGTK-FM (formerly WMUU-FM), Greenville, South Carolina, for $5.4 million.

Conference Call Information

Salem will host a teleconference to discuss its results on May 7, 2013 at 2:00 p.m. Pacific Time. To access the teleconference, please dial (913) 312-0643, passcode 3693023 or listen via the investor relations portion of the company’s website, located at www.salem.cc.  A replay of the teleconference will be available through May 21, 2013 and can be heard by dialing (719) 457-0820, passcode 3693023 or on the investor relations portion on the company’s website, located at www.salem.cc.

Second Quarter 2013 Outlook

For the second quarter of 2013, Salem is projecting total revenue to increase 2% to 4% over second quarter 2012 total revenue of $57.6 million.  Salem is also projecting operating expenses before gains or losses on the disposal of assets, impairment of long-lived assets and stock-based compensation expense to increase 2% to 5% as compared to the second quarter of 2012 operating expenses of $47.6 million.

About Salem Communications

Salem Communications Corporation is the largest commercial U.S. radio broadcasting company that provides programming targeted at audiences interested in Christian and conservative opinion content, as measured by the number of stations and audience coverage. Upon completion of all announced transactions, the company will own and/or operate a national portfolio of 99 radio stations in 38 markets, including 61 stations in 22 of the top 25 markets. Salem also programs the Family Talk™ Christian-themed talk format on Sirius XM Radio, channel 131.  Additionally the company operates Christianradio.com.

Salem also owns Salem Radio Network, a national radio network that syndicates talk, news and music programming to approximately 2,400 affiliated radio stations and Salem Media Representatives, a national media advertising sales firm with offices across the country.

In addition to its radio broadcast business, Salem owns an Internet and a publishing division. Salem Web Network is a provider of online Christian and conservative-themed content and streaming and includes websites such as Christian faith focused Christianity.com, Questions and Answers about Jesus Christ at Jesus.org, Christian living focused Crosswalk.com®, online Bible at BibleStudyTools.com, Christian videos at GodTube.com,  a leading website providing church media at WorshipHouseMedia.com and Christian radio ministries online at OnePlace.com. Additionally Salem owns conservative news leader Townhall.com™ and conservative political blog HotAir.com, providing conservative commentary, news and blogging. Salem Publishing™ circulates Christian and conservative magazines such as Homecoming® The Magazine, YouthWorker Journal™, The Singing News, FaithTalk Magazine, Preaching and Townhall Magazine™. Xulon Press™ is a provider of self-publishing services targeting the Christian audience.

Company Contact:

Evan D. Masyr

Salem Communications

(805) 384-4512

evanm@salem.cc

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of Salem’s radio station formats, competition from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem's reports on Forms 10-K, 10-Q, 8-K and other filings filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Regulation G

Station operating income, Internet operating income and publishing operating income, EBITDA and Adjusted EBITDA are financial measures not prepared in accordance with generally accepted accounting principles (“GAAP”). Station operating income is defined as net broadcast revenues minus broadcast operating expenses. Internet operating income is defined as Internet revenue minus Internet operating expenses.  Publishing operating income is defined as publishing revenue minus publishing operating expenses.  EBITDA is defined as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before gain or loss on the disposal of assets and non-cash compensation expense.  In addition, Salem has provided supplemental information as an attachment to this press release, reconciling these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. The company believes these non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provide useful measures of the company’s operating performance.

Station operating income, Internet operating income and publishing operating income, EBITDA and Adjusted EBITDA are generally recognized by the broadcast industry as important measures of performance and are used by investors as well as analysts who report on the industry to provide meaningful comparisons between broadcast. Station operating income, Internet operating income and publishing operating income, EBITDA and Adjusted EBITDA are not a measure of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not a substitute for, or superior to, the company’s results of operations presented on a GAAP basis such as operating income and net income. In addition, Salem’s definitions of station operating income, Internet operating income and publishing operating income, EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures reported by other companies.

Salem Communications Corporation
Condensed Consolidated Statements of Operations
(in thousands, except share, per share and margin data)
	Three Months Ended March 31,
	2012	2013
	(Unaudited)
Net broadcast revenue	$43,957	$43,247
Net Internet revenue	7,434	9,716
Net publishing revenue	2,893	2,665
Total revenue	54,284	55,628
Operating expenses:
Broadcast operating expenses	29,142	29,567
Internet operating expenses	5,924	6,841
Publishing operating expenses	2,971	3,023
Corporate expenses	4,867	5,796
Depreciation and amortization	3,619	3,815
(Gain) loss on disposal of assets	(169)	4
Total operating expenses	46,354	49,046
Operating income from continuing operations	7,930	6,582
Other income (expense):
Interest income	31	21
Interest expense	(6,396)	(5,723)
Change in fair value of interest rate swaps	―	(429)
Loss on early retirement of long-term debt	―	(27,721)
Other (income) expense, net	7	6
Income (loss) from continuing operations before income taxes	1,572	(27,264)
Provision for (benefit from) income taxes	687	(8,682)
Income (loss) from continuing operations	885	(18,582)
Loss from discontinued operations, net of tax	(42)	(11)
Net income (loss)	$843	$(18,593)

Basic income (loss) per share before discontinued operations	$0.04	$(0.75)
Income (loss) from discontinued operations, net of tax	―	―
Basic income (loss) per share after discontinued operations	$0.03	$(0.75)
Diluted income (loss) per share before discontinued operations	$0.04	$(0.75)
Income (loss) from discontinued operations, net of tax	―	―
Diluted income (loss) per share after discontinued operations	$0.03	$(0.75)
Dividends per share	$0.04	$0.05
Basic weighted average shares outstanding	24,564,947	24,632,431
Diluted weighted average shares outstanding	24,753,671	24,632,431

Other Data:
Station operating income	$14,815	$13,680
Station operating margin	33.7%	31.6%

Salem Communications Corporation
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	March 31,
	2012	2013
		(Unaudited)
Assets
Cash	$380	$123
Restricted cash	―	970
Trade accounts receivable, net	35,009	36,114
Deferred income taxes	6,248	17,239
Other current assets	5,858	6,286
Property, plant and equipment, net	99,467	99,489
Intangible assets, net	406,729	414,665
Deferred financing costs	4,002	4,127
Other assets	3,669	2,908
Total assets	$561,362	$581,921

Liabilities and Stockholders' equity
Current liabilities	50,659	31,122
Long-term debt and capital lease obligations	248,872	303,411
Deferred income taxes	47,593	49,890
Other liabilities	8,169	10,307
Stockholders' equity	206,069	187,191
Total liabilities and stockholders' equity	$561,362	$581,921

Salem Communications Corporation
Supplemental Information
(in thousands)
	Three Months Ended
	March 31,
	2012	2013
	(Unaudited)
Capital expenditures
Acquisition related / income producing	$920	$118
Maintenance	1,841	2,225
Total capital expenditures	$2,761	$2,343

Reconciliation of Same Station Net Broadcast Revenue to Total Net Broadcast Revenue

Net broadcast revenue - same station	$43,951	$42,875
Net broadcast revenue - acquisitions	―	372
Net broadcast revenue - dispositions	6	―
Net broadcast revenue - format changes	―	―
Total net broadcast revenue	$43,957	$43,247

Reconciliation of Same Station Broadcast Operating Expenses to Total Broadcast Operating Expenses

Broadcast operating expenses - same station	$29,073	$29,101
Broadcast operating expenses - acquisitions	―	466
Broadcast operating expenses - dispositions	69	―
Broadcast operating expenses - format changes	―	―
Total broadcast operating expenses	$29,142	$29,567

Reconciliation of Same Station Operating Income to Total Station Operating Income

Station operating income - same station	$14,878	$13,774
Station operating income - acquisitions	―	(94)
Station operating income - dispositions	(63)	―
Station operating income - format changes	―	―
Total station operating income	$14,815	$13,680

Salem Communications Corporation
Supplemental Information
(in thousands)	Three Months Ended
	March 31,
	2012	2013
	(Unaudited)
Reconciliation of Station Operating Income, Internet Operating Income and Publishing Operating Loss to Operating Income
Station operating income	$14,815	$13,680
Internet operating income	1,510	2,875
Publishing operating loss	(78)	(358)
Less:
Corporate expenses	(4,867)	(5,796)
Depreciation and amortization	(3,619)	(3,815)
(Gain) loss on disposal of assets	169	(4)
Operating income	$7,930	$6,582

Reconciliation of Adjusted EBITDA to EBITDA to Net Income
Adjusted EBITDA	$11,714	$11,227
Less:
Stock-based compensation	(327)	(820)
Loss on early retirement of long-term debt	―	(27,721)
Discontinued operations, net of tax	(42)	(11)
(Gain) loss on disposal of assets	169	(4)
EBITDA	11,514	(17,329)
Plus:
Interest income	31	21
Less:
Depreciation and amortization	(3,619)	(3,815)
Interest expense	(6,396)	(5,723)
Change in fair value of interest rate swaps	―	(429)
Provision for (benefit from) income taxes	(687)	8,682
Net income (loss)	$843	$(18,593)

Reconciliation of Adjusted EBITDA to Free Cash Flow
Adjusted EBITDA	$11,714	$11,227
Less:
Cash interest	(410)	(5,895)
Cash taxes	(8)	(23)
Capital expenditures	(2,761)	(2,343)
Free Cash Flow	$8,535	$2,966
	Outstanding at March 31, 2013	Applicable
		Interest Rate
Selected Debt Data
Term Loan B	$300,000	4.50%
Revolver	4,000	3.20%
9 5/8% senior subordinated notes	903	9.63%
Seller-financed note	2,000	5.00%